Exhibit 99.1

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Bryan Hurley (314-694-8387) Investors: Scarlett Lee Foster (314-694-8148) Investors: Mark Deadwyler (314-694-7867)

MONSANTO COMPANY REPORTS FOURTH-QUARTER AND FISCAL-YEAR 2004 RESULTS;
INCREASES GROWTH PROJECTIONS FOR FISCAL YEARS 2005 AND 2006

St. Louis – Oct. 6, 2004

	Fourth	Fourth		Fiscal	Fiscal
Financial Summary*	Quarter	Quarter		Year	Year
($ in millions, except per share)	2004*	2003*	% Change	2004*	2003*	% Change
Net Sales	$1,258	$1,303	(3)%	$5,457	$4,910	11%
Net Income (Loss)	$(42)	$(188)	NM	$267	$68	293%
Diluted Earnings (Loss) per Share	$(0.16)	$(0.72)	NM	$0.99	$0.26	281%

NM = Not Meaningful

* Effective Sept. 1, 2003, Monsanto’s fiscal year begins Sept. 1 and ends Aug. 31. In this release, all references to the fourth quarter and fiscal year refer to the three-month and 12-month periods ended Aug. 31, respectively.

•	Quarterly sales were slightly down as higher revenues for Monsanto’s cotton traits in the United States and India were offset by decreased revenue from sales of Roundup herbicide in the United States. For fiscal year 2004, sales increased 11 percent to $5.5 billion as a result of higher U.S. trait revenues, increased corn seed sales in the United States, Europe, and Brazil, and higher revenues for Roundup and non-branded glyphosate herbicides in all world areas outside of the United States.

•	Reported net loss for the fourth quarter was $(42) million, which includes after-tax restructuring charges of $44 million (charges of $41 million related to continuing operations and $3 million related to discontinued operations) and a $5 million tax benefit associated with a goodwill write-off of the global wheat business. For fiscal year 2004, reported net income was $267 million, including a $64 million after-tax goodwill adjustment and after-tax restructuring charges of $100 million (charges of $98 million related to continuing operations and $2 million related to discontinued operations). (For a reconciliation of restructuring, see note 3.)

•	Monsanto increased growth projections for fiscal years 2005 and 2006, as the company now expects a compounded annual growth rate in fiscal year 2005 of 10 to 18 percent, from the fiscal-year 2004 diluted earnings per share (EPS) base of $1.61 per share on an ongoing basis. From the higher fiscal year 2005 base, Monsanto expects a growth rate of 10 percent for fiscal year 2006. (For a reconciliation of ongoing EPS, see note 1).

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Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“At the beginning of this fiscal year, we set aggressive – but achievable – targets to advance our business. We’ve not only delivered on those targets, but we’ve raised and beat them. The success we’ve had this year – especially in our seeds and traits business – sets a foundation that allows us to be more aggressive in our growth-rate expectations, and to set those expectations from a higher starting point.”

Fourth-Quarter and Fiscal-Year 2004 Performance Summary:

Net sales were slightly down at $1.3 billion in the fourth quarter of fiscal year 2004. Sales in the overall Seeds and Genomics segment increased by 39 percent for the quarter driven by higher cotton trait revenues in the United States and India, and continued strong sales of branded corn seed in the United States and Europe. However, higher revenues from seeds and traits were offset by lower sales of Roundup in the United States. For the quarter, sales of Roundup and other glyphosate-based herbicides within the Agricultural Productivity segment decreased 17 percent, driven by the decreased revenue in the United States.

For the full fiscal year 2004, net sales were $5.5 billion, an 11 percent improvement compared with net sales for fiscal year 2003. The sales increase for the fiscal year was primarily driven by solid performance across the business, including increased sales of Monsanto’s traits in the U.S. market, higher revenues from corn seed sales in the United States, Europe and Brazil, and higher sales of Roundup and non-branded glyphosate-based herbicides in all world areas outside the United States.

Net income (loss) and earnings (loss) per share: Monsanto recorded a fourth-quarter fiscal year 2004 net loss of $(42) million, or $(0.16) per share, compared with a net loss of $(188) million, or $(0.72) per share for the fourth quarter of fiscal year 2003.

     Items affecting comparability for the fourth-quarter fiscal year 2004, included:

•	After-tax charges of $(0.15) per share in continuing operations relating to Monsanto’s 2004 restructuring plan, net of reversals.

•	An after-tax loss of $(0.02) per share for discontinued operations and related restructuring.

•	A $0.02 per share tax benefit associated with the goodwill write-off of the global wheat business

     Items affecting comparability for the fourth-quarter fiscal year 2003, included:

•	A $(0.96) per share after-tax charge associated with Monsanto’s contribution to the settlement of Solutia’s PCB litigation in Anniston, Alabama.

•	A $0.02 per share after-tax benefit from the reversal of restructuring charges.

•	An after-tax loss on discontinued operations of $(0.02) per share.

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For fiscal year 2004, Monsanto reported net income of $267 million, or $0.99 per share, compared with net income of $68 million, or $0.26 per share, in fiscal year 2003.

     Items affecting comparability for fiscal year 2004 included:

•	After-tax charges of $(0.36) per share in continuing operations relating to Monsanto’s 2004 restructuring plan, net of reversals.

•	An after-tax loss on discontinued operations of $(0.02) per share for discontinued operations and related restructuring.

•	Write-off of goodwill, net of tax, associated with the global wheat business of $(0.24) per share.

     Items affecting comparability for fiscal year 2003 included:

•	A $(0.96) per share after-tax charge associated with Monsanto’s contribution to the settlement of Solutia’s PCB litigation in Anniston, Alabama.

•	After-tax charges of $(0.10) per share associated with the 2000 and 2002 restructuring plans, net of reversals.

•	A $(0.05) per share after-tax charge associated with an accounting change related to asset retirement obligations.

•	An after-tax loss on discontinued operations of $(0.05) per share.

Operating costs: Research-and-development (R&D) expenses increased 14 percent to $141 million for the fourth quarter of fiscal year 2004 and increased 6 percent to $511 million for fiscal year 2004 when compared with the same periods in 2003. As a percent of sales, R&D expenses for fourth quarter of fiscal year 2004 increased to 11 percent, up from 10 percent in the comparable 2003 period. For fiscal year 2004, R&D expenses as a percent of sales have decreased to 9 percent of sales compared to 10 percent for fiscal year 2003.

Selling, general and administrative (SG&A) expenses, including bad-debt expense, increased 8 percent to $336 million for the fourth quarter of fiscal year 2004, while increasing by 13 percent to $1,254 million for fiscal year 2004. The significant factors affecting the SG&A increase for the full fiscal year were higher accruals for employee incentives, expenses to implement the Brazilian value-capture program, and expenses associated with U.S. marketing-related spending.

For the fourth quarter of fiscal year 2004, bad-debt expense increased $1 million, or 3 percent, compared with bad-debt expense in the fourth quarter of fiscal year 2003. For the full fiscal year 2004, bad-debt expense increased $37 million, or 51 percent, as the company continued to change its business model and monitor unfavorable economic and business conditions in Argentina. The increase in bad-debt expense primarily reflects an increase in the allowance for estimated uncollectible receivables in Argentina.

For fiscal year 2004, Monsanto set a target for SG&A as a percent of sales of 22 percent. SG&A as a percent of sales for the completed fiscal year is 23 percent, including the higher-than-anticipated bad-debt expense.

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Other expenses: In the fourth quarter of fiscal year 2004, Monsanto reported other expense of $38 million compared with $431 million for the same period in 2003. The fourth quarter of fiscal year 2003 included $396 million in expenses associated with the settlement of the Solutia PCB litigation. For fiscal year 2004, reported other expense was $152 million, compared with the fiscal year 2003 total of $471 million, which also included $396 million associated with the Solutia PCB settlement. Other expense for fiscal year 2004 includes $58 million associated with Solutia-related liabilities and expenses. Monsanto intends to file claims to recover some of these expenses through Solutia’s bankruptcy proceedings.

Cash flow: For fiscal year 2004, net cash provided by operations was $1,261 million, compared with $1,128 million for fiscal year 2003. Net cash required by investing activities was $262 million for fiscal year 2004. For fiscal year 2003, net cash required by investing activities was $482 million. As a result, free cash flow increased from $646 million in fiscal year 2003 to $999 million in fiscal year 2004. The increase in free cash flow was driven by working capital improvements for the U.S. Roundup business and better collections globally, somewhat offset by payments related to the Solutia PCB litigation settlement and higher voluntary pension contributions in fiscal year 2004. (For reconciliation of free cash flow, see note 1.)

Seeds and Genomics Segment Detail

Product sales	Fourth	Fourth		Fiscal	Fiscal
($ in millions)	Quarter	Quarter		Year	Year
	2004	2003	% Change	2004	2003	% Change
Corn seed and traits	$168	$160	5%	$1,124	$942	19%
Soybean seed and traits	$44	$10	340%	$680	$571	19%
All other crops seeds and traits	$142	$85	67%	$473	$366	29%
TOTAL Seeds and Genomics	$354	$255	39%	$2,277	$1,879	21%

The Seeds and Genomics segment consists of the global seeds and related traits business, and genetic technology platforms.

Fourth-quarter net sales of $354 million for the Seeds and Genomics segment were 39 percent higher than sales recorded in the same period in 2003. Within the segment, sales of all other crops seeds and traits increased 67 percent to $142 million, driven by higher revenue for Monsanto’s cotton traits in the United States and India.

The higher penetration of Monsanto’s germplasm and traits, and increased revenues for corn, soybean and other crop traits drove the improvements for fiscal year 2004, with overall sales increasing 21 percent in the segment to $2.3 billion for fiscal year 2004 from $1.9 billion for fiscal year 2003.

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EBIT (earnings (loss) from continuing operations before cumulative effect of accounting change, interest, and income taxes) for the Seeds and Genomics segment in the fourth quarter was $(131) million, compared to $(137) million in the same period in 2003. For the full fiscal year, EBIT for the Seeds and Genomics segment was $210 million, an increase of $4 million compared with the fiscal year 2003 total Seeds and Genomics segment EBIT of $206 million. The major factor for the improvement in both periods was the higher overall sales of seeds and traits, somewhat offset by higher operating expenses. (For a reconciliation of EBIT, see note 1.)

Agricultural Productivity Segment Detail

	Fourth	Fourth		Fiscal	Fiscal
Product sales	Quarter	Quarter		Year	Year
($ in millions)	2004	2003	% Change	2004	2003	% Change
Roundup and other glyphosate-based agricultural herbicides	$590	$708	(17)%	$1,970	$1,804	9%
All other agricultural productivity products	$314	$340	(8)%	$1,210	$1,227	(1)%
TOTAL Agricultural Productivity	$904	$1,048	(14)%	$3,180	$3,031	5%

The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide business, and the company’s animal agricultural business.

Net sales in the Agricultural Productivity segment for the quarter decreased 14 percent to $904 million in fiscal year 2004, reflecting decreased revenues from sales of Roundup herbicide in the United States.

For fiscal year 2004, Agricultural Productivity sales increased 5 percent to $3.2 billion, primarily driven by increased sales of Roundup and other glyphosate-based herbicides in markets outside of the United States.

EBIT (earnings (loss) from continuing operations before cumulative effect of accounting change, interest, and income taxes) for the segment was $82 million for the fourth quarter of fiscal year 2004, compared with $(137) million in the same period last year. For fiscal year 2004, EBIT for this segment was $259 million. For fiscal year 2003, EBIT for the Agricultural Productivity segment included the costs associated with the settlement of the Solutia PCB litigation, which reduced EBIT for this segment to breakeven. Excluding the Solutia PCB litigation from fiscal year 2003, EBIT for fiscal year 2004 declined as a result of decreased sales of Roundup in the United States, restructuring charges, and assumed liabilities and expenses associated with Solutia. (For a reconciliation of EBIT, see note 1.)

Other Items of Note:

In early October, Monsanto announced it won a key patent battle regarding biotech-gene technology for the transformation of dicot plants, such as cotton. The decision, issued by U.S. Patent and Trademark Office, recounts the basis for finding that Monsanto was the first company to invent agrobacterium transformation in dicot plants.

In mid-September, Monsanto announced separate technology collaborations with Divergence, Inc. and Devgen N.V. The company intends to work with Divergence in a collaborative relationship to develop nematode-resistant soybeans. Monsanto’s research-and-development agreement with Devgen is intended to develop varieties of crop plants with improved resistance against insects.

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On Sept. 9, Monsanto announced it acquired the North American canola seed assets of Advanta Seeds from Advanta B.V., a company previously purchased by Fox Paine Capital Fund II International, L.P., including the Advanta Seeds brand in Canada and the Interstate Seed brand in the United States.

On Aug. 18, Monsanto announced that it has received written notification that the U.S. Department of Justice, Antitrust Division, has concluded its inquiry regarding possible anticompetitive conduct in the glyphosate-based herbicide industry. The inquiry was closed with no actions required by Monsanto.

On July 27, Monsanto Company expanded a breach-of-contract lawsuit against Syngenta to seek damages and termination of the Roundup Ready soybean license that Monsanto originally granted to Ciba-Geigy Corp., one of Syngenta’s corporate predecessors. On the same day, DEKALB, a Monsanto subsidiary, initiated a new patent infringement lawsuit in Illinois federal court to enjoin Syngenta Seeds, Inc., from developing, using and selling herbicide-tolerant corn seed such as Monsanto’s GA21 Roundup Ready corn product.

On July 19, the European Commission approved the import, processing and use in animal feed of Monsanto’s NK603 Roundup Ready Corn grain in the European Union (EU), conditional upon its pending approval under the EU Novel Foods Regulation. The Council of Ag Ministers failed to reach a qualified majority on the use of NK603 corn and its processed products as foods and food ingredients under the Novel Foods Regulation. This decision will continue in the regulatory process. The approval does not include the approval of NK603 Roundup Ready Corn for cultivation in the EU, which is the subject of a separate submission.

On July 13, the Argentina government approved Monsanto’s Roundup Ready corn event, NK603, for planting. Roundup Ready corn will be available to growers this fall in limited quantities of Monsanto’s branded corn seed for the 2004 planting season in Argentina and should be available more widely in the 2005 and 2006 growing season.

On Dec. 17, 2003, Solutia Inc. and 14 of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Subsequently, Solutia notified Pharmacia Corporation and Monsanto that it was repudiating its obligation to defend certain litigation that Solutia had been managing and to perform certain environmental remediation obligations under its 1997 spinoff agreement. Monsanto believes Solutia remains obligated to perform on its liabilities unless and until discharged from such obligations by the Bankruptcy Court. Monsanto has reported $58 million in other expenses for fiscal year 2004 associated with Solutia-related liabilities and expenses. Monsanto intends to file claims to recover some of the expenses through Solutia’s bankruptcy proceedings.

Other supplemental data to this news release, including slides that accompany the company’s financial results conference call and estimated acreage planted with Monsanto’s biotech traits from 1996 to 2004, can also be found in the Investor Information section on the company’s web site at: www.monsanto.com.

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Outlook Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“The success of our seeds and traits business to this point has set an early standard in the industry. From that leadership platform, we believe our next-generation of products advancing through the pipeline is going to raise the bar again. And, as our seeds and traits business grows, we believe the prospects for growth across our company are strong.”

2005 and 2006 Guidance:

Monsanto management announced today it had raised its growth projections for fiscal years 2005 and 2006. Monsanto now expects to achieve a compounded annual growth rate in fiscal year 2005 of 10 to 18 percent, from the fiscal-year 2004 EPS base of $1.61 per share on an ongoing basis. From the higher fiscal year 2005 base, Monsanto expects a growth rate of 10 percent for fiscal year 2006. (For a reconciliation of ongoing EPS, see note 1).

The company’s EPS guidance for fiscal year 2005 is in the range of $1.77 to $1.90 on a reported business basis.

Throughout fiscal year 2004, Monsanto management expected a 10 percent compounded annual growth rate for fiscal years 2005 and 2006, which was based on an anticipated 2004 fiscal year-end base of EPS of $1.55 to $1.60 on an ongoing business basis.

Additionally, Monsanto established a target for SG&A as a percent of sales for fiscal year 2005 of 21 percent. The company’s fiscal-year 2004 SG&A target was 22 percent of sales.

Free cash flow generation for fiscal year 2005 is expected to be in the range of $600 million. The company expects net cash provided by operations to be approximately $1 billion, and net cash required by investing activities to be approximately $400 million. (For a reconciliation of free cash flow, see note 1).

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.

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Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are “forward-looking statements,” such forward-looking statements may include as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, currency impact, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: the company’s exposure to various contingencies, including those related to Solutia Inc., litigation, intellectual property, regulatory compliance (including seed quality), environmental contamination and antitrust; fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company’s Roundup herbicide; the accuracy of the company’s estimates and projections, for example, those with respect to product returns and grower use of the company’s products and related distribution inventory levels; the effect of weather conditions and commodity markets on the agriculture business; the success of the company’s research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the company’s ability to continue to manage its costs; the company’s ability to successfully market new and existing products in new and existing domestic and international markets; the company’s ability to obtain payment for the products that it sells; the company’s ability to achieve and maintain protection for its intellectual property; the effects of the company’s accounting policies and changes in generally accepted accounting principles; the company’s ability to fund its short-term financing needs; general economic and business conditions; political and economic conditions due to threat of future terrorist activity and related military action; and other risks and factors detailed in the company’s filings with the U.S. Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.

References to “Roundup” herbicides mean Roundup branded and other branded glyphosate-based herbicides, excluding all lawn-and-garden herbicides; references to “Roundup and other glyphosate-based herbicides” mean both branded and nonbranded glyphosate-based herbicides, excluding all lawn-and-garden herbicide products.

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

	Three Months	Three Months	12 Months	12 Months
Condensed Statement of	Ended	Ended	Ended	Ended
Consolidated Operations	Aug. 31, 2004	Aug. 31, 2003	Aug. 31, 2004	Aug. 31, 2003
Net Sales	$1,258	$1,303	$5,457	$4,910
Cost of Goods Sold	746	716	2,890	2,608

Gross Profit	512	587	2,567	2,302
Operating Expenses:
Selling, General and Administrative Expenses	302	278	1,145	1,035
Bad-Debt Expense	34	33	109	72
Research and Development Expenses	141	124	511	484
Adjustment of Goodwill	—	—	69	—
Restructuring Charges – Net	46	(5)	112	34

Total Operating Expenses	523	430	1,946	1,625
Income (Loss) From Operations	(11)	157	621	677
Interest Expense – Net	14	17	67	69
PCB Litigation Settlement Expense – Net	—	396	—	396
Other Expense – Net	38	35	152	75

Income (Loss) From Continuing Operations Before Income Taxes	(63)	(291)	402	137
Income Tax Provision (Benefit)	(26)	(109)	131	42

Income (Loss) From Continuing Operations	(37)	(182)	271	95
Discontinued Operations:
Loss From Operations of Discontinued Businesses	(4)	(8)	(13)	(23)
Income Tax Provision (Benefit)	1	(2)	(9)	(8)

Loss On Discontinued Operations	(5)	(6)	(4)	(15)

Income (Loss) Before Cumulative Effect of Accounting Change	(42)	(188)	267	80
Cumulative Effect of a Change in Accounting Principle – Net of Tax Benefit of $7 (2)	—	—	—	(12)

Net Income (Loss)	$(42)	$(188)	$267	$68

EBIT (1)	$(49)	$(274)	$469	$206

Basic Earnings Per Share:
Income (Loss) From Continuing Operations	$(0.14)	$(0.70)	$1.03	$0.36
Loss On Discontinued Operations	(0.02)	(0.02)	(0.02)	(0.05)
Cumulative Effect of a Change in Accounting Principle	—	—	—	(0.05)

Net Income (Loss)	$(0.16)	$(0.72)	$1.01	$0.26

Diluted Earnings Per Share:
Income (Loss) From Continuing Operations	$(0.14)	$(0.70)	$1.01	$0.36
Loss On Discontinued Operations	(0.02)	(0.02)	(0.02)	(0.05)
Cumulative Effect of a Change in Accounting Principle	—	—	—	(0.05)

Net Income (Loss)	$(0.16)	$(0.72)	$0.99	$0.26

Weighted Average Shares Outstanding:
Basic Shares	265.6	262.1	264.4	261.6
Diluted Shares	265.6	262.1	269.2	261.8

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

	As of	As of
Condensed Statement of Consolidated Financial Position	Aug. 31, 2004	Aug. 31, 2003
Assets
Current Assets:
Cash and Cash Equivalents	$1,037	$281
Short-Term Investments	300	230
Trade Receivables – Net of Allowances of $250 and $254, respectively	1,684	2,296
Inventories	1,154	1,207
Other Current Assets	756	925

Total Current Assets	4,931	4,939

Property, Plant and Equipment – Net	2,087	2,280
Goodwill – Net	720	768
Other Intangible Assets – Net	454	571
Other Assets	972	978

Total Assets	$9,164	$9,536

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt	$433	$269
Accounts Payable	326	290
PCB Litigation Settlement Liability	—	400
Accrued Marketing Programs	419	396
Other Accrued Liabilities	716	664

Total Current Liabilities	1,894	2,019

Long-Term Debt	1,075	1,258
Postretirement and Other Liabilities	937	1,103
Shareowners’ Equity	5,258	5,156

Total Liabilities and Shareowners’ Equity	$9,164	$9,536

Debt to Capital Ratio:	22%	23%

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

	12 Months Ended	12 Months Ended
Statement of Consolidated Cash Flows	Aug. 31, 2004	Aug. 31, 2003
Operating Activities:
Net Income	$267	$68
Adjustments to reconcile cash provided (required) by operations:
Items that did not require (provide) cash:
Pretax cumulative effect of a change in accounting principle	—	19
Depreciation and amortization expense	452	453
Adjustment of goodwill	69	—
Impairment of assets included in discontinued operations	2	—
Bad-debt expense	109	72
Noncash restructuring	51	16
Deferred income taxes	88	(194)
Gain on disposal of investments and property – net	(10)	(7)
Equity affiliate expense – net	36	41
Write-off of retired assets	8	22
Other items that did not provide cash	(6)	(36)
Changes in assets and liabilities that provided (required) cash:
Trade receivables	486	286
Inventories	70	98
Accounts payable and accrued liabilities	110	188
PCB litigation settlement (accrued liability net of insurance receivable)	(328)	245
Pension contributions	(215)	(131)
Related-party transactions	—	10
Tax benefit on employee stock options	39	2
Net investment hedge loss	(17)	(4)
Other Items	50	(20)

Net Cash Provided by Operations	1,261	1,128

Cash Flows Provided (Required) by Investing Activities:
Purchases of short-term investments	(550)	(480)
Maturities of short-term investments	480	250
Capital expenditures	(210)	(206)
Technology and other investments	(58)	(61)
Investment and property disposal proceeds	76	14
Loans with related party	—	1

Net Cash Required by Investing Activities	(262)	(482)

Cash Flows Provided (Required) by Financing Activities:
Net change in short-term financing	27	(540)
Long-term debt proceeds	117	267
Long-term debt reductions	(168)	(110)
Debt issuance costs	—	(2)
Payments on other financing	(12)	(13)
Treasury stock purchases	(266)	—
Stock option exercises	200	24
Dividend payments	(141)	(128)

Net Cash Required by Financing Activities	(243)	(502)

Net Increase in Cash and Cash Equivalents	756	144
Cash and Cash Equivalents at Beginning of Period	281	137

Cash and Cash Equivalents at End of Period	$1,037	$281

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

1.	EBIT, Ongoing EPS, and Free Cash Flow: The presentations of earnings (loss) from continuing operations before cumulative effect of accounting change, interest and income taxes (EBIT), ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles in the United States. The following tables reconcile historical EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income: The following table reconciles EBIT to the most directly comparable financial measure, which is net income.

	Three Months	Three Months	12 Months	12 Months
	Ended	Ended	Ended	Ended
Total Monsanto Company and Subsidiaries:	Aug. 31, 2004	Aug. 31, 2003	Aug. 31, 2004	Aug. 31, 2003
EBIT – Seeds and Genomics Segment	$(131)	$(137)	$210	$206
EBIT – Agricultural Productivity Segment	82	(137)	259	—

EBIT – Total Monsanto Company and Subsidiaries	(49)	(274)	469	206
Interest Expense – Net	14	17	67	69
Income Tax Provision (Benefit)	(26)	(109)	131	42

Income (Loss) From Continuing Operations	(37)	(182)	271	95
Discontinued Operations:
Loss From Operations of Discontinued Businesses	(4)	(8)	(13)	(23)
Income Tax Provision (Benefit)	1	(2)	(9)	(8)

Loss On Discontinued Operations	(5)	(6)	(4)	(15)

Income (Loss) Before Cumulative Effect of Accounting Change	(42)	(188)	267	80
Cumulative Effect of a Change in Accounting Principle – Net of Tax Benefit of $7	—	—	—	(12)

Net Income (Loss)	$(42)	$(188)	$267	$68

Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	12 Months	12 Months
	Ended	Ended
Total Monsanto Company and Subsidiaries:	Aug. 31, 2004	Aug. 31, 2003
Diluted Earnings per Share	$0.99	$0.26
Restructuring Charges – Net	0.36	0.10
Loss On Discontinued Operations	0.02	0.05
Adjustment of Goodwill	0.24	—
PCB Litigation Settlement Expense – Net	—	0.96
Cumulative Effect of a Change in Accounting Principle	—	0.05

Diluted Earnings per Share from Ongoing Business	$1.61	$1.42

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Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operations and investing activities, as reflected in Monsanto’s Statement of Consolidated Cash Flows presented in this release. With respect to the projected free cash flow guidance provided under the caption “2005 and 2006 Guidance,” Monsanto does not include any estimates of projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year	12 Months	12 Months
	2005	Ended	Ended
Total Monsanto Company and Subsidiaries:	Target	Aug. 31, 2004	Aug. 31, 2003
Net Cash Provided by Operations	$1,000	$1,261	$1,128
Net Cash Required by Investing Activities	(400)	(262)	(482)

Free Cash Flow	$600	$999	$646
Net Cash Required by Financing Activities	N/A	(243)	(502)

Net Increase in Cash and Cash Equivalents	N/A	$756	$144

2.	Adjustment for New Accounting Standard No. 143: On Jan. 1, 2003, Monsanto adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (SFAS 143). SFAS 143 addresses financial accounting for and reporting of costs and obligations associated with the retirement of tangible long-lived assets. Upon adopting this standard, Monsanto recorded a pretax cumulative effect of accounting change of $19 million ($12 million aftertax, or $0.05 per share) effective Jan. 1, 2003. In addition to this noncash charge, property, plant and equipment was increased approximately $10 million, and asset retirement obligations were increased approximately $30 million.

3.	Restructuring: In October 2003, Monsanto announced plans to continue to reduce the costs associated with its agricultural chemistry business as that segment matures globally. The company has further concentrated its resources on its core seeds and traits businesses. These plans included: (1) reducing costs associated with the company’s Roundup herbicide business, (2) exiting the European breeding and seed business for wheat and barley; and (3) discontinuing the plant-made pharmaceuticals program. Total charges related to these actions were $105 million aftertax in fiscal year 2004. Additionally, the plans included the impairment of goodwill in the global wheat business of $69 million ($64 million aftertax).

In 2002, Monsanto’s management approved a restructuring plan to further consolidate or shut down facilities and to reduce work force. For the 12 months ended Aug. 31, 2003, Monsanto recorded a net charge of $26 million aftertax as part of the 2002 restructuring plan, after restructuring reversals of $20 million.

Activities related to the restructuring plan items were recorded in the Condensed Statement of Consolidated Operations in the following categories:

	Three Months Ended	Three Months Ended	12 Months Ended	12 Months Ended
	Aug. 31, 2004	Aug. 31, 2003	Aug. 31, 2004	Aug. 31, 2003
Cost of Goods Sold(1)	$(16)	$3	$(35)	$(7)
Restructuring Reversals (Charges) – Net(1)	(46)	5	(112)	(34)

Income (Loss) From Continuing Operations Before Income Taxes	(62)	8	(147)	(41)
Income Tax Benefit (Provision)	21	(3)	49	15

Income (Loss) From Continuing Operations	(41)	5	(98)	(26)
Loss From Operations of Discontinued Businesses	(2)	—	(11)	—
Income Tax Benefit (Provision)	(1)	—	9	—

Loss On Discontinued Operations	(3)	—	(2)	—

Net Income (Loss)	$(44)	$5	$(100)	$(26)

(1)	The restructuring charges for the three months ended Aug. 31, 2004, and Aug. 31, 2003, included prior plan restructuring reversals of $1 million (recorded in the Agricultural Productivity segment) and $8 million ($6 million in Agricultural Productivity and $2 million in Seeds and Genomics), respectively. Restructuring charges for the 12 months ended Aug. 31, 2004, and Aug. 31, 2003, were offset by prior plan reversals of $7 million ($6 million in Agricultural Productivity and $1 million in Seeds and Genomics) and $20 million ($15 million in Agricultural Productivity and $5 million in Seeds and Genomics), respectively.

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For detail of the restructuring charges related to the fiscal year 2004 restructuring plan, and for charges included in continuing operations and those in discontinued operations, refer to the following tables.

The following table displays the net pretax charges incurred by segment for the three months ended Aug. 31, 2004:

	Work Force	Facility	Asset
Segment	Reductions	Closures	Impairments	Total
Continuing Operations:
Seeds and Genomics	$13	$—	$2	$15
Agricultural Productivity	29	5	14	48

Total Continuing Operations (1)	42	5	16	63
Discontinued Operations:
Seeds and Genomics	3	1	(2)	2
Agricultural Productivity	—	—	—	—

Total Discontinued Operations	3	1	(2)	2
Total Segment:
Seeds and Genomics	16	1	—	17
Agricultural Productivity	29	5	14	48

Total Restructuring	$45	$6	$14	$65

(1)	Asset impairment charges of $15 million were recorded in cost of goods sold.

The following table displays the net pretax charges incurred by segment for the 12 months ended Aug. 31, 2004:

	Work Force	Facility	Asset
Segment	Reductions	Closures	Impairments	Total
Continuing Operations:
Seeds and Genomics	$27	$—	$23	$50
Agricultural Productivity	71	5	28	104

Total Continuing Operations(1)	98	5	51	154
Discontinued Operations:
Seeds and Genomics	6	3	2	11
Agricultural Productivity	—	—	—	—

Total Discontinued Operations	6	3	2	11
Total Segment:
Seeds and Genomics	33	3	25	61
Agricultural Productivity	71	5	28	104

Total Restructuring	$104	$8	$53	$165

(1)	Asset impairment charges of $9 million in Seeds and Genomics and $25 million in Agricultural Productivity were recorded in cost of goods sold.

4.	Depreciation and Amortization: The following table displays the depreciation and amortization expense by segment for the three months and 12 months ended Aug. 31, 2004, and Aug. 31, 2003:

	Three Months	Three Months	12 Months	12 Months
	Ended	Ended	Ended	Ended
Depreciation and Amortization Expense	Aug. 31, 2004	Aug. 31, 2003	Aug. 31, 2004	Aug. 31, 2003
Seeds and Genomics	$66	$56	$264	$217
Agricultural Productivity	46	60	188	236

Total Monsanto	$112	$116	$452	$453

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